UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AvidXchange Holdings, Inc.

(Name of Registrant as Specified in its Charter)

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The following communication and Teammate FAQs were sent to people leaders, certain talent/HR members and executive assistants of AvidXchange Holdings, Inc. on May 6, 2025.

•	This year marks AvidXchange’s 25th anniversary.

•

Over the past 25 years, we’ve worked together to transform our business from an AP automation software company to a leading integrated B2B payments network that is processing more than 79 million transactions annually and is trusted by more than 8,500 customers in the U.S.

•	Highlights:

•	During our first chapter, from 2000 to 2011, we built an AP automation software company focused on solving the needs of real estate businesses and reached $10M in revenue.

•

In our second chapter, from 2012 to 2020, we built a two-sided B2B payments network that helped to propel our revenue growth from $10M to nearly $250M. During this time, we also expanded the verticals we served through acquisitions and product enhancements, and we focused on suppliers as a key customer base.

•

In 2021, we entered our third chapter by becoming a publicly traded company with a focus on scaling our business, expanding our gross margins and profitability while continuing to invest in innovation.

•

While we have continued to make strong progress, it’s become clear to us there are certain factors, such as our current market capitalization and broader macro volatility, that are limiting the potential of our business, including our ability to make the strategic investments needed to fuel additional growth.

•

As we look to the future, our Board of Directors and management team believe that we are best positioned to accelerate our growth as a private company, and we are excited to embark on this next chapter with TPG and Corpay.

•

We believe the transaction will provide AvidXchange with additional flexibility to continue investing in growth and delivering integrated payment solutions that enable greater efficiency, visibility, and control for customers.

•

As a private organization, with the support of TPG and Corpay, we believe we can better prioritize long-term growth and strategic investments, without being constrained by short-term market expectations or current market volatility.

•	TPG is an experienced technology investor with a long history of partnering with great companies like AvidXchange to support and enable long-term growth for the benefit of employees and customers.

•	They have deep experience in the payments space and have long recognized AvidXchange as a distinct market leader.

•	TPG is known for having a strong focus on innovation-led growth with an emphasis on culture, and we are confident they are an excellent fit for our business.

•	We are also thrilled to deepen our relationship with Corpay, who we have worked with for many years as our card payment processor.

•	Overall, the partnership with TPG and Corpay brings an exciting combination of business-building experience and industry firepower that we believe will help take AvidXchange to its next level.

•

This announcement is a testament to the tremendous value that we create for our customers, the strength of our platforms and leadership teams, and the significant growth opportunities ahead for our business.

•	Importantly, this partnership does not change our course – we believe it strengthens it. We remain committed to our 2025 strategic priorities, and our long-range plan remains the same.

•

We are incredibly excited to partner with TPG in this next chapter. They share our vision for the future and together, we believe we are positioned to move faster and accelerate growth for our business, our customers, and all of you – our teammates.

Teammate FAQs

General Information

1.	What was announced?

2.	Who is TPG?

3.	Why is this good for AvidXchange? How does this fit into our strategy?

4.	What is the effective date to close this transaction?

5.	Can AvidXchange teammates interact with TPG employees?

6.	Will the company still be called AvidXchange?

7.	What does this mean for our Board of Directors?

8.	What is the difference between a public and private company?

Teammate Impacts

9.	How will this transaction with TPG affect AvidXchange teammates?

10.	How will this affect my 2025 bonus or commission eligibility?

11.	What will happen to my compensation post transaction closing?

12.	What happens to my stock incentives if I voluntarily resign or terminate prior to the closing of the transaction?

13.	What will happen to my benefits? Will my benefits package change?

Customer Impacts

14.	What is the impact on our customers?

15.	What should I say to partners, buyers, suppliers, vendors and others that I have contact with during normal business?

16.	Where should I direct customers if they have questions?

Business Operations

17.	Does this transaction impact our Company Strategic Priorities for 2025?

18.	What should I do if I am contacted by the media, the financial community, or other third parties about the transaction?

19.	What should I do if I have a job opening? Are we still able to hire during this interim period?

20.	What if I have a new role that I need to post? Do I need to gain approval for any backfill or new hiring needs not yet posted during this interim period?

21.	What should I tell candidates about the transaction during the hiring process?

22.	If I have additional questions, who can I contact?

23.	What is Corpay’s role in this deal?

24.	Is Corpay planning to acquire AvidXchange in 2028?

25.	How does this announcement impact the Pledge 1% announcement we made at the time we made our IPO?

Equity Compensation/ Employee Stock Purchase Plan (ESPP)

26.	What will happen to my stock options at the closing?

27.	What happens to my existing restricted stock unit award(s)?

28.	Can I exercise and what is the value of the stock options I currently hold?

29.	What happens if I exercise my currently vested stock options before the closing?

30.	What happens to any other AvidXchange shares that I own?

31.	Can we enroll in the ESPP or increase our ESPP contribution percentage now?

32.	What will happen to the current ESPP offering period?

33.	What will happen to a teammate who terminates prior to closing?

General Information

1.	What was announced?

On May 6, AvidXchange announced that it has entered a definitive agreement to be acquired by TPG in partnership with Corpay for $2.2 Billion.

Upon completion of the transaction, AvidXchange will become a private company with additional flexibility to continue investing in growth and delivering integrated payment solutions that enable greater efficiency, visibility, and control for customers. Upon the closing of the transaction, AvidXchange shareholders will receive $10 per share in cash, and AvidXchange’s common stock will be cancelled and no longer listed on the public market.

2.	Who is TPG?

TPG is a leading global alternative management firm based in San Francisco, California and Fort Worth, Texas with employees around the world. The firm has decades of experience investing in technology and partnering with great companies like AvidXchange to unlock growth.

TPG’s team is known for being growth-focused investors who help build healthy, thriving organizations. They share our strong focus on culture and growth-led innovation, making them the perfect fit to support AvidXchange in its next chapter.

3.	Why is this good for AvidXchange? How does this fit into our strategy?

We believe the transaction will enable AvidXchange to operate with additional flexibility to invest in our growth.

Operating as a private company, with the support of TPG and Corpay, we will have the resources and long-term focus to scale our platform and deliver more innovative solutions to our customers.

This partnership does not change our course – we believe it strengthens it. Together, we are positioned to move faster and accelerate growth for our business, our customers, and all of you – our teammates.

4.	What is the effective date to close this transaction?

We expect to close the transition in the fourth quarter of 2025, subject to customary closing conditions, including approval by AvidXchange’s shareholders and the receipt of transaction-related regulatory approvals.

Upon successful completion of the transaction, AvidXchange will become a private company.

5.	Can AvidXchange teammates interact with TPG employees?

TPG is a highly engaged investor that will work alongside our team to grow our business. You can expect to interact with several TPG team members over the course of our partnership.

The team looks forward to engaging more holistically following a successful closing of transaction. Until then, it is business as usual at AvidXchange.

During the sign to close period, discussions with TPG regarding the transaction or AvidXchange must be directed through the AvidXchange leadership team.

It is important that you do not engage TPG directly regarding the transaction or AvidXchange unless a member of the AvidXchange leadership team permits you to do so.

6.	Will the company still be called AvidXchange?

Yes, we will continue to operate as AvidXchange.

7.	What does this mean for our Board of Directors?

At the closing of the transaction, we expect that the composition and/or structure of our board of directors may change. More details on this will follow in due course.

8.	What is the difference between a public and private company?

The key difference between a public and a private company is how the company’s shares are owned and traded. A public company has its shares publicly traded on a stock exchange, meaning anyone can buy and sell shares. A private company, on the other hand, does not offer its shares to the general public and instead, ownership is held by a smaller group of investors.

AvidXchange will continue to operate as a public company until the transaction closes.

Teammate Impacts

9.	How will this transaction with TPG affect AvidXchange teammates?

Our teammates are an important part of our success, and TPG recognizes the talent that has helped AvidXchange realize our important business milestones.

This partnership does not change our course – we believe it strengthens it. Together, we are positioned to move faster and accelerate growth for our business, our customers, and all of you – our teammates.

TPG’s team is known for being growth-focused investors who help build healthy, thriving organizations. They share our strong focus on culture and growth-led innovation, making them the perfect fit to support AvidXchange in its next chapter.

10.	How will this affect my 2025 bonus and commission eligibility?

AvidXchange teammates who are participating in a bonus or commission plan will be eligible to receive their 2025 annual bonuses, commissions, and incentives in accordance with and subject to the terms of our approved bonus, commission and incentive plans.

11.	What will happen to my compensation post transaction closing?

TPG has agreed that for at least one year after closing, each continuing AvidXchange teammate will be provided with base salary (or base wages) and, if applicable, target cash bonus or incentive opportunities that are no less favorable than the base salary (or base wages) and target cash bonus or incentive opportunities in effect prior to closing. This will not apply to retention or other one-time bonuses.

TPG has also agreed that for at least one year after closing, each continuing AvidXchange teammate will be provided with other teammate benefits (including vacation/leave, health, welfare and defined contribution retirement benefits, but excluding any incentive compensation, equity-based compensation, defined benefit pension benefits, and retiree medical benefits or any benefits under terminated or frozen plans) that are substantially comparable in the aggregate to the teammate benefits provided immediately prior to the closing.

More information about post-closing compensation and benefits will be provided in due course.

12.	What happens to my stock incentives if I voluntarily resign or terminate prior to the closing of the transaction?

If you voluntarily resign or terminate your employment at any time prior to the closing of the transaction, your unvested equity awards will terminate just like any standard termination prior to this announcement. Any vested stock options will remain exercisable for the post-termination exercise period specified in your option agreement. If the transaction closes during this post-termination exercise period, your outstanding vested options will be treated as described in the equity compensation section below.

13.	What will happen to my benefits? Will my benefits package change?

The AvidXchange benefit plans will continue through the closing of the transaction, subject to our right to amend and terminate them in accordance with their terms. More information will be provided in due course related to how our benefit plans will work following the closing date.

14.	Does the group of Insiders stay the same under the Insider Trading Policy, regardless of what is being announced today?

Yes, the group currently designated as Insiders under the Insider Trading Policy will be the same after the announcement as it was before the announcement.

The Insider Trading Policy applies to all employees, outside directors, officers, and consultants of the Company. Under the policy, the Company designates certain employees who have frequent access to material nonpublic information concerning the Company, in addition to the Company’s directors and executive officers, as “insiders,” which are subject to certain trading restrictions and pre-clearance requirements. The Company may update those insider designations from to time as necessary.

15.	Will the open trading window for Insiders start this Friday?

Yes, the open trading window will start on Friday, just as previously planned.

16.	What about extended blackouts that were previously communicated to select teammates—are those still in effect?

Due to the announcement going public, any previously communicated, extended blackouts will no longer be active. Normal trading windows for Insiders, as well as prohibitions as to trading when in possession of material non-public information, will still apply.

Customer Impacts

17.	What is the impact on our customers?

This new partnership and our decision to become a privately held company does not change our commitment to our customers; rather, it will allow us to continue our focus on driving innovation and delivering meaningful enhancements.

Operating as a private company, with TPG and Corpay, we will have the resources, flexibility, and long-term focus to scale our platform and deliver more innovative solutions to our customers.

18.	What should I say to partners, buyers, suppliers, vendors and others that I have contact with during normal business?

Our leadership teams are reaching out to our key partners and customers. For individuals that you are in contact with during the normal course of business, you can share that we are excited about the transaction, which we expect to help accelerate growth and innovation for our customers.

Importantly, this partnership does not change our course – we believe it strengthens it. It’s business as usual until the transaction closes, and AxidXchange customers can expect the same great solutions, services, and support that they have always known.

19.	Where should I direct customers if they have questions?

Should customers have additional questions, please direct them to [***].

Business Operations

20	Does this transaction impact our Company Strategic Priorities for 2025?

Our 2025 strategic priorities and long-range plan remain the same. TPG shares our vision, and we believe our partnership will help to prioritize strategic investments that further our stated plans.

21.	What should I do if I’m contacted by the media, the financial community, or other third parties about the transaction?

If you are contacted by members of the media, the financial community, or other third parties regarding this transaction, please direct all inquiries to [***].

22.	What should I do if I have a job posting? Are we still able to hire during this interim period?

Yes, we are still hiring for the needs of the business. If you have an active job posting, please continue to work with your Talent Acquisition Partner and consult your department’s leadership team for any future hiring needs and/or decisions.

23.	What if I have a new role that I need to post? Do I need to gain approval for any backfill or new hiring needs not yet posted during this interim period?

Both AvidXchange and TPG recognize that recruiting, developing, and retaining great talent is critical to our success. Please consult with your department’s leadership team for any hiring needs and/or decisions.

24.	What should I tell candidates about the transaction during the hiring process?

For candidates active in the offer stage, the Talent Acquisition Partner will connect with the hiring leader and reach out to the candidate to inform them of our transition to a privately held company and that we are excited to have them join us.

Messaging to our candidates is important. You can share that we are excited for the opportunities that this transaction will create for AvidXchange. Now is an exciting time to join a company that is laser focused on delighting our customers and delivering value for our stakeholders in both the short-term and long-term with a great culture that creates a rewarding and fulfilling opportunity for our teammates to grow their careers.

25.	If I have additional questions, who can I contact?

We understand that you may still have questions. As this process moves forward, there will be milestones, and we will communicate with you as those occur.

Please submit any questions to [***].

26.	What is Corpay’s role in this deal?

TPG has brought on Corpay as a marquee strategic partner. We have a long-standing relationship with Corpay, they have served as our card payment processor since we entered the payments space, and we are looking forward to further expanding our relationship.

27.	Is Corpay planning to fully acquire us in 2028?

As part of the agreement, Corpay has the right to fully acquire AvidXchange in 2028. That determination will be made in three years and is subject to several factors. For now, we should remain focused on executing our 2025 strategic priorities and advancing our long-range plan.

28.	How does this announcement impact the Pledge 1% announcement we made at the time we made our IPO?

At this time, we are still committed to Pledge 1% while we continue to be a stand-alone public company until the acquisition deal closes. However, our contributions are expected to be made in the form of cash instead of equity. AvidXchange remains committed to giving back to the communities where we work and live.

Equity Compensation

29	What will happen to my stock options at the closing?

At closing, each outstanding and vested and unexercised stock option award will be canceled and converted into the right to receive an amount in cash equal to the number of options multiplied by the excess of $10.00 per share over the exercise price per share of the options. This amount will be paid out in cash, less applicable tax withholdings, through payroll following the close.

Any unvested stock options will also be canceled and converted into a right to receive an amount in cash calculated in the same manner described above for vested stock options and will continue to vest according to the original vesting schedule of the converted stock options. Upon vesting, each amount will be paid out in cash, less applicable tax withholdings, through payroll.

If a stock option, vested or unvested, is “under water” at the time of close, that stock option will be canceled with no additional payment consideration.

30.	What happens to my existing restricted stock units (RSUs)?

Existing unvested RSUs will be canceled and converted into the right to receive an amount of cash equal to the number of RSUs multiplied by $10.00. This amount will continue to vest on the same schedule as the RSUs. Upon vesting, each amount will be paid out in cash, less applicable tax withholdings, through payroll.

31.	Can I exercise and what is the value of the stock options I currently hold?

Between now and the closing date, you may continue to exercise any stock options that are or become exercisable using the process that has been in effect. The exercise price of each of your stock options remains unchanged.

32.	What happens if I exercise my currently vested stock options before the closing?

If you exercise your currently vested stock options before closing, such exercise transactions will operate as stock option exercises have operated under our equity plans prior to the announcement of the transaction. Following the close of the transaction, shares obtained through the exercise of stock options will be treated in the same manner as other shares owned.

33.	What happens to any other AvidXchange shares that I own?

At the close of the transaction, all shares of AvidXchange stock that you own and are captured in Shareworks will be canceled and converted into cash and paid to you less applicable taxes through payroll. Shares that you own outside of Shareworks will also be canceled and converted into cash and paid in a method consistent with how the applicable brokerage account holder processes such converted shares.

34.	Can we enroll in the ESPP or increase our ESPP contribution percentage now?

At this time, there can be no new ESPP enrollment or increases to contribution percentages. The current offering period under the ESPP will otherwise continue in accordance with the terms of the ESPP.

35.	What will happen to the current ESPP offering period?

The current ESPP offering period will continue up through the closing date. If the closing date is after October 31, 2025, the last day of the current ESPP offering period, the ESPP share purchases under the ESPP on that date will occur in the same manner as prior purchases under the ESPP. In that event, the purchase price of shares will be the lesser of 85% of the fair market value of AvidXchange common stock on May 1, 2025, and October 31, 2025.

If the closing date is prior to October 31, 2025, there will be a final purchase date under the ESPP prior to the closing. The purchase price of shares being the lesser of 85% of the fair market value of AvidXchange common stock on May 1, 2025, and on the date of the final ESPP purchase.

36.	What will happen to a teammate who terminates prior to closing?

If you voluntarily resign or terminate your employment at any time prior to the closing of the transaction, it will be treated just like any standard termination prior to this announcement. On a voluntary resignation or termination, you will not be entitled to compensation or benefits as provided for in the severance plan, and your unvested equity awards will terminate and be subject to the current provisions of the equity plans and agreements governing equity awards. Any vested stock options will remain exercisable for the post-termination exercise period specified in your option agreement. If the transaction closes during this post-termination exercise period, your outstanding vested options will be treated as described above.

Important Information and Where to Find It

This communication is being made in respect of the proposed transaction (the “Transaction”) involving AvidXchange Holdings, Inc. (“AvidXchange,” the “Company” or “us”), Arrow Borrower 2025, Inc. (“Parent”) and Arrow Merger Sub 2025, Inc. The Transaction will be submitted to the Company’s stockholders for their consideration and approval at a special meeting of the Company’s stockholders. In connection with the Transaction, the Company expects to file with the Securities and Exchange Commission (the “SEC”) a proxy statement on Schedule 14A (the “Proxy Statement”), the definitive version of which (if and when available) will be sent or provided to the Company’s stockholders and will contain important information about the Transaction and related matters. The Company, affiliates of the Company and affiliates of Parent intend to jointly file a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) with the SEC. The Company may also file other relevant documents with the SEC regarding the Transaction. This communication is not a substitute for the Proxy Statement, the Schedule 13E-3 or any other document that the Company may file with the SEC. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE TRANSACTION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION, THE RISKS RELATED THERETO AND RELATED MATTERS.

Investors and security holders may obtain free copies of the Proxy Statement, the Schedule 13E-3 and other documents containing important information about the Company and the Transaction that are filed or will be filed with the SEC by the Company when they become available at the SEC’s website at www.sec.gov or at the Company’s website at ir.avidxchange.com.

Participants in the Solicitation

The Company and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Transaction. Information regarding the Company’s directors and executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement for the 2025 annual meeting of stockholders, which was filed with the SEC on April 30, 2025 (the “2025 Annual Meeting Proxy Statement”), and will be available in the Proxy Statement. To the extent holdings of the Company’s securities by such directors or executive officers (or the identity of such directors or executive officers) have changed since the information set forth in the 2025 Annual Meeting Proxy Statement, such information has been or will be reflected on the Initial Statements of Beneficial Ownership on Form 3 or Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the interests of the Company’s directors and executive officers in the Transaction will be included in the Proxy Statement if and when it is filed with the SEC. You may obtain free copies of these documents using the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current expectations, estimates and projections about future events, which are subject to change. Any statements as to the expected timing, completion and effects of the Transaction or that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “intend,” “aim,” “plan,” “believe,” “could,” “seek,” “see,” “should,” “will,” “may,” “would,” “might,” “considered,” “potential,” “predict,” “projection,” “estimate,” “forecast,” “continue,” “likely,” “target” or similar expressions. By their nature, forward-looking statements address matters that involve risks and uncertainties because they relate to events and depend upon future circumstances that may or may not occur. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results to differ materially from those expressed in any forward-looking statements.

These risks, uncertainties, assumptions and other important factors that might materially affect such forward-looking statements include, but are not limited to: (i) the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the Transaction that could reduce anticipated benefits or cause the parties to abandon the Transaction; (ii) the possibility that the Company’s stockholders may not approve the Transaction; (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement entered into pursuant to the Transaction; (iv) the risk that the parties to the merger agreement may not be able to satisfy the conditions to the Transaction in a timely manner or at all; (v) the risk of any litigation relating to the Transaction; (vi) the risk that the Transaction and its announcement could have an adverse effect on the ability of the Company to retain buyers and retain and hire key personnel and maintain relationships with buyers, suppliers, employees, stockholders and other business relationships and on the Company’s operating results and business generally; (vii) the risk that the Transaction and its announcement could have adverse effects on the market price of the Company’s common stock; (viii) the possibility that the parties to the Transaction may not achieve some or all of any anticipated benefits with respect to the Company’s business and the Transaction may not be completed in accordance with the parties’ expected plans or at all; (ix) the risk that restrictions on the Company’s conduct during the pendency of the Transaction may impact the Company’s ability to pursue certain business opportunities; (x) the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances requiring the Company to pay a termination fee; (xii) the risk that the Company’s stock price may decline significantly if the Transaction is not consummated; (xiii) the Company’s ability to enter into new strategic relationships and to further develop existing strategic relationships, including relationships with accounting and enterprise resource planning software providers, financial institutions, payment processing and other service providers; (xiv) the Company’s ability to develop or acquire and deploy new solutions; (xv) the Company’s ability to raise capital and the terms of those financings; (xvi) the Company’s ability to identify and respond to cybersecurity threats and incidents; (xvii) the risk posed by legislative, regulatory and economic developments affecting the Company’s business; (xviii) general economic and market developments and conditions, including with respect to federal monetary policy, federal trade policy, interest rates, interchange rates, labor shortages and supply chain issues; and (xix) the other risk factors and cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and other documents filed by the Company with the SEC. The above list of factors is not exhaustive or necessarily in order of importance. These forward-looking statements speak only as of the date they are made, and the Company does not undertake to, and specifically disclaims any obligation to, update any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.